Filed Pursuant to Rule 424(b)(3)

Registration No. 333-204905

Prospectus Supplement No. 44

(To Prospectus dated October 14, 2015)

4,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class A warrants

and

2,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class B warrants

This prospectus supplement No. 44 supplements the prospectus dated October 14, 2015 filed pursuant to Rule 424(b)(4) by Cerecor Inc. (the “Company” or “we”), as supplemented by the prospectus supplement No. 1 dated October 20, 2015, the prospectus supplement No. 2 dated November 13, 2015, the prospectus supplement No. 3 dated November 23, 2015, the prospectus supplement No. 4 dated December 17, 2015, the prospectus supplement No. 5 dated December 21, 2015, the prospectus supplement No. 6 dated December 29, 2015, the prospectus supplement No. 7 dated January 5, 2016, the prospectus supplement No. 8 dated January 12, 2016, the prospectus supplement No. 9 dated January 19, 2016, the prospectus supplement No. 10 dated February 2, 2016, the prospectus supplement No. 11 dated April 11, 2016, the prospectus supplement No. 12 dated May 25, 2016, the prospectus supplement No. 13 dated May 26, 2016, the prospectus supplement No. 14 dated May 26, 2016, the prospectus supplement No. 15 dated July 20, 2016, the prospectus supplement No. 16 dated August 15, 2016, the prospectus supplement No. 17 dated August 29, 2016, the prospectus supplement No. 18 dated September 6, 2016, the prospectus supplement No. 19 dated September 12, 2016, the prospectus supplement No. 20 dated September 21, 2016, the prospectus supplement No. 21 dated September 26, 2016, the prospectus supplement No. 22 dated November 8, 2016, the prospectus supplement No. 23 dated November 29, 2016, the prospectus supplement No. 24 dated December 5, 2016, the prospectus supplement No. 25 dated January 20, 2017, the prospectus supplement No. 26 dated January 27, 2017, the prospectus supplement No. 27 dated January 30, 2017, the prospectus supplement No. 28 dated March 2, 2017, the prospectus supplement No. 29 dated March 13, 2017, the prospectus supplement No. 30 dated March 15, 2017, the prospectus supplement No. 31 dated May 9, 2017, the prospectus supplement No. 32 dated July 7, 2017, the prospectus supplement No. 33 dated July 7, 2017, the prospectus supplement No. 34 dated August 14, 2017, the prospectus supplement No. 35 dated August 14, 2017, the prospectus supplement No. 36 dated August 25, 2017, the prospectus supplement No. 37 dated October 17, 2017,  the prospectus supplement No. 38 dated October 20, 2017 the prospectus supplement No. 39 dated November 6, 2017, the prospectus supplement No. 40 dated November 17, 2017, the prospectus supplement No. 41 dated February 12, 2018, the prospectus supplement No. 42 dated February 23, 2018, and the prospectus supplement No. 43 dated April 2, 2018, each filed pursuant to Rule 424(b)(3) by the Company (collectively, the “Prospectus”).  Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 4,000,000 shares of common stock underlying our Class A warrants.  Each warrant was a component of a unit that we issued in our initial public offering, which closed on October 20, 2015.  The components of the units began to trade separately on November 13, 2015.  Each Class A warrant became exercisable on the date when the units detached and the components began to trade separately and will expire on October 20, 2018, or earlier upon redemption.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 2, 2018.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock, the Class A warrants are traded on The NASDAQ Capital Market under the symbols “CERC,” and “CERCW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS

FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 2, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2018

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

Effective March 27, 2018 (the “Effective Date”), Cerecor Inc. (the “Company”) appointed Peter Greenleaf as Chief Executive Officer of the Company, and as such he will serve as the Company’s principal executive officer. Mr. Greenleaf has served on the Company’s board of directors (the “Board”) since May of 2017 and will remain on the Board going forward.  Because Mr. Greenleaf will be an employee of the Company, he is stepping off of the Audit Committee and Compensation Committee and independent director Isaac Blech will take his place on the Audit Committee and independent director Phil Gutry will take his place on the Compensation Committee.

Until February 2018, Mr. Greenleaf, age 46, served as Chief Executive Officer and is a member of the board of directors of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), positions he held since March 2014. Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to Mallincrodt PLC. From June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of MedImmune Ventures, a wholly owned venture capital fund within the AstraZeneca Group. Prior to serving as President of MedImmune, Mr. Greenleaf was Senior Vice President, Commercial Operations of that company, responsible for its commercial, corporate development and strategy functions. Mr. Greenleaf has also held senior commercial roles at Centocor Biotech, Inc. (now Jansen Biotechnology, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim G.m.b.H. (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently chairs the Maryland Venture Fund Authority, whose vision is to oversee implementation of InvestMaryland, a public-private partnership to spur venture capital investment in the state. He is also a member of the board of directors of the Biotechnology Industry Organization (BIO), where he serves on the Governing Boards of the Emerging Companies and Health Sections. Mr. Greenleaf earned a M.B.A degree from St. Joseph’s University and a B.S. degree from Western Connecticut State University.

Mr. Greenleaf has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Greenleaf had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with Mr. Greenleaf’s appointment to CEO, the Company and Mr. Greenleaf entered into an employment agreement. Mr. Greenleaf’s base salary under the employment agreement is initially $600,000 per year, subject to review and adjustment by the Board from time to time.  Mr. Greenleaf is eligible for an annual discretionary cash bonus with a target of 60% of his base salary and the possibility of over-achievement as determined by the Board, subject to his achievement of any applicable performance targets and goals established by the Board. Pursuant to the employment agreement, the Company granted Mr. Greenleaf three equity awards as follows: (i) restricted stock units for 400,000 shares of Company common stock vesting in four equal annual increments based on continued employment, with the tax burden of the first anniversary’s vesting to be covered by the Company; (ii) an option to purchase 500,000 shares of Company common stock vesting 25% on the first anniversary of the Effective Date and 1/48th per month thereafter, with an exercise price equal to $4.24, the market value on the date of grant; and (iii) an option to purchase 500,000 additional shares of Company common stock vesting 100% upon the Company’s common stock closing at or above $12.50 per share (adjusted for any stock splits or the like) for three consecutive days, with an exercise price equal to $4.24, the market value on the date of grant. In order to comply with NASDAQ listing rules, these grants are subject to

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stockholder approval of an amendment to the Company’s 2016 Equity Incentive Plan to increase the number of shares issuable thereunder.

Mr. Greenleaf is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

In the event that Mr. Greenleaf’s employment is terminated by the Company without “Cause” or by Mr. Greenleaf for “Good Reason” (each as defined in his employment agreement), in each case subject to Mr. Greenleaf entering into and not revoking a separation agreement in a form acceptable to the Company, Mr. Greenleaf will be eligible to receive:

•                  accrued benefits under the employment agreement through the termination date;

•                  severance payments equal to his then-current base salary for a period of 18 months, as well as 150% of Mr. Greenleaf’s then current target bonus;

•                  vesting of all time-based equity grants that would have vested within 18 months after Mr. Greenleaf’s last day of employment; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr. Greenleaf and his covered dependents prior to the date of termination, until the earliest of (x) 18 months after Mr. Greenleaf’s termination; (y) expiration of Mr. Greenleaf’s continuation coverage under COBRA; or (z) the date when Mr. Greenleaf is eligible for substantially equivalent health insurance.

In the event of Mr. Greenleaf’s death or disability, Mr. Greenleaf (or his estate, if applicable) will be entitled to receive the same benefits described above that would otherwise apply if Mr. Greenleaf’s employment had been terminated without “Cause” or by Mr. Greenleaf for “Good Reason”.

In the event that Mr. Greenleaf’s employment is terminated by the Company without “Cause” by a successor company following a change in control, Mr. Greenleaf will be eligible to receive:

•                  accrued benefits under the employment agreement through the termination date;

•                  severance payments equal to his then-current base salary for a period of 24 months, as well as 200% of Mr. Greenleaf’s then current target bonus;

•                  full vesting of all unvested equity grants; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr. Greenleaf and his covered dependents prior to the date of termination, until the earliest of (x) the maximum number of months allowed under COBRA after Mr. Greenleaf’s termination; (y) expiration of Mr. Greenleaf’s continuation coverage under COBRA; or (z) the date when Mr. Greenleaf is eligible for substantially equivalent health insurance.

Subject to any termination, Mr. Greenleaf will be subject to a confidentiality covenant, a 12-month non-competition covenant, and a 12-month non-solicitation and non-interference covenant.

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The foregoing summary of the material terms of Mr. Greenleaf’s employment agreement is qualified in its entirety by reference to the complete text of the employment agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Effective March 27, 2018, the Company’s President, Chief Operating Officer, Robert C. Moscato, Jr., resigned in his capacity of President and Chief Operating Officer of the Company. Mr. Moscato was serving as the Company’s principal executive officer. Mr. Moscato’s resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01.  Regulation FD Disclosure.

On March 28, 2018, the Company issued press releases announcing Mr. Greenleaf’s appointment described above in Item 5.02. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated March 27, 2018, by and between Cerecor Inc. and Peter Greenleaf.

99.1	Press Release, dated March 28, 2018, entitled “Cerecor Appoints Peter Greenleaf as Chief Executive Officer.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2018	CERECOR INC.

/s/ Mariam Morris
Mariam Morris
Chief Financial Officer

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Exhibit 10.1

400 East Pratt Street Suite 606 Baltimore, MD 21202

March 27, 2018

Mr. Peter Greenleaf

greenleafpeter@yahoo.com

Dear Peter,

On behalf of Cerecor Inc., a Delaware corporation (the “Company”), we are pleased to offer you (“you” “your” or “the Employee”) employment under the terms set forth in this agreement (the “Agreement”).

1.             In General. You will be employed by the Company, and your employment hereunder shall be governed in accordance with the provisions set forth below.  The Agreement may not be modified, altered or changed, except by mutual agreement by you and the Company which must be documented in writing signed by both Parties.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, without the need for further agreement or consent by either you or the Company.  If the Company is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees that it will provide this Agreement to the transferee or surviving company (“successor Company”) and require the successor Company to assume and be bound by the provisions of this Agreement as condition of any Change in Control as defined in Section 7.  The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of that party to enforce any such provision.

2.             Position. Effective March 27, 2018 (the “Effective Date”) you will serve as the Chief Executive Officer of the Company. As CEO, you will report exclusively to the Company’s Board of Directors.  During the Employment Term, you shall devote all your business time, energy and skill and your best efforts to the performance of your duties with the Company, except that you may continue consulting for Armistice Capital and serving on other company boards of directors to the extent doing so does not interfere with your duties and responsibilities to the Company either in terms of time or any conflicts of interest. You will remain on the Company’s Board of Directors upon assuming employment, but you will no longer serve on any Company Board committee that require independence of its members.

3.             Term.  This Agreement sets forth the terms and conditions of your employment that shall apply commencing on the Effective Date and ending upon termination of this Agreement by either party as described in Section 7 hereof (such period, the “Employment Term”).

4.             Base Salary. The Company agrees to increase your base salary compensation at an annual rate of not less than US $600,000, payable in accordance with the regular payroll practices of the Company. The base salary as increased from time to time shall constitute “Base Salary” for purposes of this Agreement.  The Employee’s Base Salary shall be subject to annual review and may be increased, but not decreased, from time to time; provided, however, that notwithstanding the foregoing, the Employee’s Base Salary may be decreased in conjunction with a reduction in base salary affecting all executive-level employees so long as the Employee will not experience a proportional decrease greater than that of any other executive-level employee.

5.             Bonus Compensation.

a)            Equity Grants. On the Effective Date, you will be granted three equity awards, in compliance with Nasdaq list rules, and the terms of an individual award agreement, as follows:

•                  400,000 shares of restricted Company common stock vesting in 4 equal annual increments based on continued employment, with the tax burden of the first anniversary’s vesting to be covered by the Company;

•                  An option to purchase 500,000 shares of Company common stock vesting 25% on the first anniversary of the Effective Date and 1/48th per month thereafter, with an exercise price equal to market value on the date of grant; and

•                  An option to purchase 500,000 additional shares of Company common stock vesting 100% upon the Company’s common stock closing at or above $12.50 per share (adjusted for any stock splits or the like) for three consecutive days, with an exercise price equal to market value on the date of grant.

During the Employment Term, you shall be eligible to receive additional discretionary annual equity awards determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such award. Such awards may consist of restricted stock or options to acquire shares of Cerecor common stock, pursuant to the terms, conditions, and restrictions of this Agreement, the Cerecor Inc. 2016 Equity Incentive Plan (the “Plan”) or other future similar plan and the form of award agreement thereunder, and are intended to be substantially consistent with equity awards paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

b)            Annual Bonus. During the Employment Term, you shall be eligible to receive an annual bonus with a target of 60% of our base salary and the possibility of over-achievement as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid.  For 2018, even though you will not have worked for the Company for the full calendar year, you shall be eligible for a full bonus, not pro-rated for days of service.  Such bonus may consist of cash and/or if mutually agreed grants of additional equity awards in the Company, and is intended to be substantially consistent with bonuses paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

6.             Employee Benefits. You shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.  However, after the Company changes or eliminates any specific benefit, the Company agrees to provide you with an alternative benefit of the same type and similar level that the Company provided on the Effective Date. In addition, you shall be entitled to paid vacation in accordance with the Company’s vacation policy in effect from time to time. Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of your duties hereunder.

7.             Termination of Employment.

a)            Death or Disability. Your employment shall immediately terminate on the date of your death or upon ten (10) days’ prior written notice by the Company for Disability for which the Company cannot provide a reasonable accommodation under the ADA (“Disability”). Upon your termination due to death or Disability, you (or your estate or legal representative, if applicable) shall be entitled to the Separation Benefits set forth in Section 7(f) below.

b)            For Cause. Your employment with the Company shall terminate immediately upon written notice by the Company for Cause. “Cause” shall mean: (i) your willful misconduct or gross negligence in the performance of your duties to the Company that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (iii) your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company; or; (v) a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company. Upon a termination for Cause, the Company shall pay to you the Accrued Benefits.

c)             Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, the Company shall pay to you the separation benefits listed in Section 7(f) below.  In addition, if the Company or any successor in a Change in Control terminates your employment without cause, you will not be bound by any of the post-employment restrictive covenants in Section 9(b) below.

d)             By Employee; Resignation For Good Reason. Your employment shall terminate upon your written notice to the Company of a termination for any reason. “Good Reason” shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), or (ii) a material breach of this Agreement, (iii) decreases your Base Salary hereunder, (iv) terminates this Agreement, or (v) makes any unilateral change to this Agreement. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following the receipt of such notice to cure such alleged “Good Reason” event. If the Company does not cure such event within the cure period, you must terminate your employment within ten (10) days following the end of such cure period, and if you do not do so, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by you. Upon a termination for Good Reason, you shall be entitled to the payments and benefits described in Section 7(c)(f) below.  In addition, if you resign for Good Reason after meeting the conditions set forth above, you will not be bound by any of the post-employment restrictive covenants in Section 9(b) below.

e)             Change in Control.

In the event of a Change in Control, the Company agrees that it will require the (successor) Company to adopt and be bound by this Agreement as a condition of any such change.  “Change in Control” means: (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the voting securities of the Company ; (ii) the Company is the non-surviving party in a merger; (iii) the Company sells all or substantially all of its assets, or (iv) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of the Company’s voting securities to constitute a change of effective ownership or control of the Company.  No “Change in Control” shall be deemed to have occurred merely as the result of a refinancing by the Company or as a result of the Company’s insolvency or the appointment of a conservator.  In the event of a Change in Control as defined above, the (successor) Company will pay you the applicable payments and severance benefits listed in Section 7(f) below.

f)             Separation Benefits.

•            Without Cause, Good Reason, Death or Disability Benefits.  If the Company terminates your employment without cause under Section 7(c) above; if you resign for Good Reason under the conditions set forth in Section 7(d) above, or if the Company terminates your employment due to your “Death or Disability” under Section 7(a) above; and you (or the executor of your estate upon death or incapacity) sign(s) and returns to the Company without revocation a release prepared by the Company of all legally waivable claims related to or arising from your employment with the Company and all other terms determined exclusively by the Company, then (i) the Company shall pay you (or your estate): (i) the Accrued Benefits; (ii) continued payment of your Base Salary as in effect immediately prior to your termination for 18 months following such termination; (iii) 150% of your then current target bonus; (iv) 18 months’ expedited vesting of all time-based equity grants that would have vested within 18 months after your last day of employment; and (v) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) 18 months after your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clauses (i)(ii) and (iii) shall be made within ten business days after the effective date of your fully executed separation agreement on the first payroll period after the thirtieth (30th) day following such termination.

•            Change in Control Benefits.  In the event your employment is terminated by the (successor) Company without Cause, or by you resign for Good Reason, within 12 months of a Change in Control of the Company as defined in the Plan, and you sign and returns to the Company without revocation a release prepared by the Company of all legally waivable claims related to or arising from your employment with the Company and all other terms determined exclusively by the Company, the (successor) Company shall pay you the following: (i) the Accrued Benefits; (ii) continued payment of your Base Salary as in effect immediately prior to your termination for 24 months following such termination; (iii) 200% of your then target bonus amount; (iv) immediate, expedited and full vesting of all unvested equity grants; and (v) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the maximum number of months allowed under COBRA after your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clauses (ii) and (v) shall be made within ten business days after the effective date of your fully executed separation agreement.

8.             Release. Any payments and benefits provided under this Agreement beyond the Accrued Benefits shall only be payable if you execute and deliver to the Company and do not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Company shall deliver to you such release within seven (7) days after termination.

9.             Restrictive Covenants.

a)            Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, either during your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during the your employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to you or (B) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and you hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this Section 9.

b)            Non-Compete. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during your employment hereunder and for a period of 12 months thereafter, you agree that you will not be employed by or render services to (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) any person, firm, corporation or other entity engaged in competition with the Company in any area of the Company’s business in which you had direct work related involvement while employed.  Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries.

c)             Non-Solicitation; Non-Interference. (i) During your employment with the Company and for a period of 12 months thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company with which/whom you had any direct or indirect contact with while employed by the Company (“Customer”) to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any Customer.

(ii)            During your employment with the Company and for a period of 12 months thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or directly hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) if such person was employed or retained during anytime within six (6) months prior to, or after, your termination of employment.

d)            Inventions. (i) You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to your work with the Company, made or conceived by you, solely or jointly with others, during the Employment Term, or (B) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to you work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of the Employment Term, or upon the Company’s request. You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the

Employment Term, make such applications, sign such papers, take all right full oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit.  The Company will reimburse you for any reasonable, documented out-of-pocket expenses incurred by you as a result of the Company’s request(s) in complying with this Section 9(f)(i), including travel, duplicating or telephonic expenses incurred by you, but without additional compensation to you from the Company.

(ii)            In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(f)            Return of Company Property. On the date of your termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), you shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)            Tolling. In the event that a Court of legal jurisdiction rules that you violated any of the provisions of this Section 9 you acknowledge and agree that the post-termination restrictions contained in this Section 9 shall be extended by a period equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h)           Survival of Provisions. The obligations contained in Sections 8, 9 and 10 hereof shall survive the termination or expiration of the Employment Term and your employment with the Company and shall be fully enforceable thereafter unless you are released from the post-employment restrictions as provided in Section 7 above.

10.           Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have firsthand knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company and you have relevant firsthand knowledge. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all time you spend cooperating at an hourly rate calculated by dividing your last Base Salary at the Company divided by 2,080 or your loss of income—whichever is greated—plus for all reasonable out-of-pocket travel, duplicating or telephonic expenses, incurred by you in complying with this Section 10.

11.           Equitable Relief and Other Remedies. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8, 9 or 10 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

12.           No Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

13.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to the choice of law principles thereof that would result in the application of the laws of any other Jurisdiction. You and the Company agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in Montgomery County Circuit Court in the State of Maryland

16.           Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this

Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries with respect to the subject matter hereof, except that all equity grants made to you prior to the date hereof in your capacity as a director of the Company shall remain in effect and continue to vest according to their terms.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.           Representations. You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder.

18.          Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.          Code Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event any additional tax, interest or penalty is imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A, the Company will indemnify you for those actual amounts.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered ‘‘non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a ‘termination,” ‘termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the “Delay_ Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 95(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)            For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to our outside counsel, Don Reynolds of Wyrick Robbins Yates & Ponton LLP via email to dreynolds@wyrick.com.

Sincerely,

/s/ Uli Hacksell
Uli Hacksell	/s/ Peter Greenleaf
Chairman of the Board	Peter Greenleaf

Exhibit 99.1

Cerecor Appoints Peter Greenleaf as Chief Executive Officer

BALTIMORE, MD — March 28, 2018 — Cerecor, Inc. (NASDAQ: CERC) today announced that its Board of Directors has appointed Peter Greenleaf as Chief Executive Officer. Mr. Greenleaf has served on the Company’s board since May 2017. He brings to Cerecor over two decades of biopharmaceutical experience, having most recently served as Chairman and CEO of Sucampo Pharmaceuticals and led the company’s acquisition by Mallinckrodt Pharmaceuticals for $1.2 billion. Throughout his career, Mr. Greenleaf has demonstrated a track record for creating shareholder value through solid commercial execution and efficient drug development.

“Peter and I began this journey together about 10 months ago,” said Steven Boyd, a director of Cerecor and Chief Investment Officer of its majority stockholder, Armistice Capital, LLC. “I could not think of a better leader to take Cerecor to the next level. Mr. Greenleaf has successfully executed a hybrid strategy of specialty pharmaceutical and biotech. His pediatric commercial experience and orphan drug development expertise are perfectly suited to Cerecor’s strategy. I look forward to working closely with him to create value for patients, our employees, and shareholders.”

Peter Greenleaf added, “Cerecor is experiencing a time of rapid growth and I intend to integrate its base businesses while building the people, processes, and culture necessary to succeed in today’s pharmaceutical industry. With untapped opportunities for growth in the pediatric business plus a diverse pipeline of novel product candidates in orphan and specialty indications, I believe Cerecor’s platform is poised for success. I intend to aggressively build upon its foundation both organically and inorganically. I want to thank the Board for this appointment and am excited to be part of Cerecor during this time.”

Mr. Greenleaf has served on the Cerecor Board since May 2017, and will remain on the Board going forward.  Because he will be an employee of the Company, he is stepping off the Audit and Compensation Committees.  Independent directors Isaac Blech and Phil Gutry will take his place on those committees, respectively. Until February 2018, Mr. Greenleaf served as Chairman and Chief Executive Officer of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), positions he held since March 2014. Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to Mallinckrodt Pharmaceuticals . From June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of MedImmune Ventures, a wholly owned venture capital fund within the AstraZeneca Group. Prior to serving as President of MedImmune, Mr. Greenleaf was its Senior Vice President, Commercial Operations, responsible for its commercial, corporate development and strategy functions. Mr. Greenleaf has also held senior commercial roles at Centocor Biotech, Inc. (now Janssen Biotech, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim G.m.b.H. (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently chairs the Maryland Venture Fund Authority, whose vision is to oversee implementation of InvestMaryland, a public-private partnership to spur venture capital investment in the state. He is also a member of the board of directors of the Biotechnology Industry Organization (BIO), where he serves on the Governing Boards of the Emerging Companies and Health Sections. Mr. Greenleaf earned a M.B.A degree from St. Joseph’s University and a B.S. degree from Western Connecticut State University. Mr. Greenleaf’s experience in the biopharmaceutical industry has made him a valuable member of our Board.

Cerecor also announced today that Robert Moscato, the company’s President and Chief Operating Officer, has resigned. “We thank Rob for his service and wish him well in his future endeavors” said Dr Uli Hacksell, Chairman of the Board.

About Cerecor

Cerecor is a biopharmaceutical company focused on near term goal of becoming the leading U.S. pediatric pharmaceutical company while developing innovative therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications. Cerecor is also developing two pre-clinical stage compounds, CERC-611 and CERC-406. The Company’s R&D efforts are supported by revenues from its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops).  in February 2018, the Company added to its marketed product portfolio by acquiring Karbinal™ ER, AcipHex® Sprinkle™, Cefaclor for Oral Suspension, and Flexichamber™.

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio, and new product candidates that could be in-licensed, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: reliance on key personnel, including Mr. Greenleaf; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; drug development costs, timing and other risks; Cerecor’s cash position and the potential need for it to raise additional capital; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries

Maggie Beller

Russo Partners LLC

Maggie.Beller@RussoPartnersLLC.com

646-942-5631